UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2011

Next 1 Interactive, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52669	26-3509845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2690 Weston Road, Suite 200 Weston, FL 33331
(Address of Principal Executive Offices)

(954) 888-9779
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On August 26, 2011, Next 1 Interactive, Inc. (the “Company”) appointed Don Monaco as a member of its Board of Directors.  Mr. Monaco is the principal owner of Monaco Air Duluth, LLC, a full service, fixed-base operator aviation services business at Duluth International Airport serving airline, military and general aviation customers.  Mr. Monaco previously spent 28 years as an international information technology and business management consultant with Accenture in Chicago, Illinois including 18 years as a partner and senior executive.    On August 19 and August 26, 2011, entities affiliated with Mr. Monaco purchased two secured convertible promissory notes in the amount of $250,000 each from the Company.  The information required to be disclosed in this Item 1.02 is incorporated herein by reference from Item 2.03.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 26, 2011, the Company issued a $250,000 principal amount secured convertible promissory note to an entity affiliated with Don Monaco that pays interest at the rate of 8% per annum, matures on May 31, 2012 and is convertible into common stock at a conversion price of $0.012 per share until December 15, 2011 and from December 16, 2011 until maturity, at a conversion price equal to 90% of the average closing price of the common stock during the ten (10) trading days prior to conversion but in no event shall the conversion price be less than $0.05 per share. The form of note is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Form of Note dated August 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT 1 INTERACTIVE, INC.

Date: August 30, 2011	By:	/s/ William Kerby
William Kerby
Chief Executive Officer